SUBLICENSE AGREEMENT

    This Sublicense Agreement (the "Agreement") is entered into and made effective this day of June, 2004, (the "EFFECTIVE DATE") between, Chembio Diagnostic Systems, Inc., an [state/country] corporation, whose principal place of business is at 3661 Horseblock Road, Medford, NY 11763 (hereinafter referred to as "CHEMBIO") and Abbott Laboratories, an Illinois corporation, whose principal place of business is at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 (hereinafter referred to as "ABBOTT").
For and in consideration of the mutual promises and covenants set forth below, CHEMBIO and ABBOTT agree as follows:

    1.0    Definitions.

        1.1  "AFFILIATE" shall mean any corporation or other business entity controlled by, controlling or under common control with the recited entity. For this purpose "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than fifty percent (50%) interest in the income of such corporation or other business entity and the ability to direct the conduct of its business affairs on a regular basis.

        1.2  "DISTRIBUTOR" shall mean any person or entity to which CHEMBIO sells PRODUCT for resale whose intended user by virtue of labeling or marketing is other than an end user of the PRODUCT.

        1.3  "FIELD" shall mean detecting or measuring analytes for the human in vitro and veterinary diagnostic professional markets only. For clarification purposes, the FIELD shall exclude any PRODUCT sold into the OTC/Consumer market including without limitation any human in vitro diagnostics product labeled for sale or marketed to a final purchaser of a PRODUCT who purchases for the purpose of diagnosis of themselves or their friends or family.

        1.4  "LICENSED PATENT(S)" shall mean United States Patent Nos. 5,073,484, 5,654,162 and 6,020,147; any patents resulting from a reexamination or reissue from any of the foregoing patents; and any patents, whether issued in the United States or any other country, which result from an application, whether a continuation, continuation-in-part, division, foreign equivalent or any other type, claiming priority from US Application Serial Nos. 356,459; 467,229; 607,794; 891,932; 574,607; and/or 891,864 to Swanson, et al and/or Guire, et al, including but not limited to the patent applications set forth in Appendix A.

        1.5  "PRODUCT(S)" shall mean any product, device, instrument, kit, or component thereof, the making, using, importing, or selling of which would, in the absence of the sublicense granted hereunder, infringe, contribute to the infringement of, or induce the infringement of any claim of a LICENSED PATENT.

        1.6
             (a)  "NET SALES" shall equal an amount calculated, unless otherwise specified in this Section 1.6, using one of the following alternative methods: (i) the amount charged by a DISTRIBUTOR for sales to a final purchaser, or (ii) an amount equal to 1.5 times the amount charged by CHEMBIO or one of its AFFILIATES to an unaffiliated party for the sales of the PRODUCT. CHEMBIO shall have the right to subtract from the NET SALES of a PRODUCT, each of the following, to the extent they are applicable to the sale of the PRODUCT, an amount equal to: (i) cash discounts allowed and taken by the non-affiliated third party in connection with the sale of the PRODUCT, (ii) amounts for transportation or shipping included in the amount charged to the non-affiliated third party purchasers, (iii) amounts repaid, credited or rebated by CHEMBIO or one of its AFFILIATES to the non-affiliated third party by reason of a rejection or return of the PRODUCT, and (iv) taxes and duties included in the amount charged to the non-affiliated third party. (The foregoing are hereinafter collectively referred to as the "Deductions"). The total cumulative amount of the Deductions shall not exceed ten percent (10%) of the total amount charged by CHEMBIO or its AFFILIATES to an unaffiliated third party. Notwithstanding the foregoing, any amounts deducted from NET SALES pursuant to Section 1.6.a.iii. shall not be subject to the ten percent (10%) limit.
                (b)  When a PRODUCT is sold by CHEMBIO or one of its AFFILIATES to a purchaser with which the seller does not deal at arms length, the NET SALES for that PRODUCT shall equal an average of the NET SALES, as calculated CHEMBIO using 1.5(a) above, for similar PRODUCTS sold, within the same REPORTING PERIOD as the PRODUCT, to unaffiliated purchasers in arms length transactions who are in the same geographic market and class of purchasers as the non-arms length purchaser.
                (c)  When a PRODUCT is not sold, and is not a free replacement or sample, but is OTHERWISE DISPOSED OF (as defined in Paragraph 1.6 below), the NET SALES of that PRODUCT shall equal an average of the NET SALES, as calculated by CHEMBIO using 1.6(a) above, for similar PRODUCTS sold, within the same REPORTING PERIOD as the PRODUCT that is OTHERWISE DISPOSED OF, to unaffiliated purchasers in arms length transactions who are in the same geographic market in which the PRODUCT was OTHERWISE DISPOSED and the same class of purchasers to whom the PRODUCT was OTHERWISE DISPOSED.
                (d)  When packaged with other products or assays which have commercial utility other than in combination with the PRODUCT (a "Packaged Product"), and the PRODUCT is not separately priced, the NET SALES of that PRODUCT shall equal an amount calculated by multiplying the amount charged by CHEMBIO or one of its AFFILIATES for the sale of the Packaged Product less the applicable Deductions times a fraction, the numerator of which shall be the average of the NET SALES, as calculated by CHEMBIO using 1.6(a) above, for similar PRODUCTS sold, without such other products or assays, within the same REPORTING PERIOD as the sale of the Packaged Product, to unaffiliated third parties located in the same geographic market in which the Packaged Product was sold, and the denominator of which shall be the average of the amounts charged, within the same REPORTING PERIOD as the sale of the Packaged Product, to unaffiliated third parties located in the same geographic market in which the Packaged Product was sold less the applicable Deductions. In the event that there is no established NET SALES for the PRODUCT when sold without such other products or assays then the fraction shall be a number whose numerator shall be the average of the fully burdened costs, as established by the cost accounting records of CHEMBIO, to manufacture all non packaged PRODUCTS, similar to the PRODUCT that was included in the Packaged Product, that were manufactured in the same REPORTING PERIOD in which the Packaged Product was sold and whose denominator shall be the average of the fully burdened costs to manufacture all Packaged Products similar to the Packaged Product that were manufactured in the same REPORTING PERIOD in which the Packaged Product was sold.
              (e)  In the event that a PRODUCT is incorporated into a total package in which said PRODUCT contributes only a small proportion of the value of the total package, but the adjustment set forth hereinabove in subparagraph 1.6(d) is impractical, the parties shall negotiate in good faith to establish an equitable adjustment to the NET SALES for such PRODUCT to fairly reflect the proportion of the value of the total package contributed by the PRODUCT. However, in no case will the value be attributed to the PRODUCT which exceeds that obtained by using a factor, the numerator of which shall be the number of results obtained from the PRODUCT and the denominator of which shall be the total number of results provided by the total package.

        1.7  "OTHERWISE DISPOSED OF" shall mean and include:
            (a) the delivery of any amount of PRODUCT, other than free replacements or nominal quantities of free samples or donations, by CHEMBIO to others in any transaction other than a sale, regardless of the basis of consideration, if any; or
            (b)  the placing into use of any PRODUCT by CHEMBIO for any purpose, other than clinical trials, regulatory registrations or its internal routine testing, provided that the scrapping or destruction of any PRODUCT shall not fall within the definition of "OTHERWISE DISPOSED OF" and no value in respect thereof shall be included in calculating the NET SALES of the PRODUCT. A PRODUCT shall be considered OTHERWISE DISPOSED OF when used or shipped by, or on behalf of, CHEMBIO.

        1.8  “REPORTING PERIOD” shall mean any period of six consecutive calendar months beginning January 1 and July 1 occurring during the term of this Agreement for which royalty payments will be calculated pursuant to Article 4.

        1.9  "TERRITORY" shall mean all the countries of the world.

        2.0  License Grant and Release

        2.1  Subject to the terms and conditions herein, ABBOTT hereby grants to CHEMBIO and its AFFILIATES, who accepts the same, a limited non-exclusive, personal and non-transferable, right and sublicense under the LICENSED PATENTS, to make, have made for its own use and sale, use, offer to sell, sell and import PRODUCT within the FIELD and within the TERRITORY, and to practice the methods claimed in the LICENSED PATENTS in connection with such PRODUCT, and to extend to its customers purchasing PRODUCT the right to use and sell the PRODUCT purchased and to practice the methods claimed in the LICENSED PATENTS in connection with such PRODUCT in the FIELD and within the TERRITORY.

        2.2  ABBOTT further hereby releases CHEMBIO and its AFFILIATES, and its and their customers from any liability for any infringement of the LICENSED PATENTS arising from activities which occurred prior to the EFFECTIVE DATE.

        2.3  No license is hereby granted to CHEMBIO by implication, estoppel, or otherwise under any patent or application thereof other than under the LICENSED PATENTS.

        3.0  Term.

        3.1  This Agreement shall become effective as of the EFFECTIVE DATE hereof and shall continue in effect until the last to expire of the LICENSED PATENTS.

        4.0  Payments and Reporting.
        4.1  In consideration for the sublicense and release granted hereunder, CHEMBIO shall pay or cause to be paid to ABBOTT:
A non-refundable fee of one-hundred thousand dollars ($100,000.00): The fee shall be paid in two installments with the first installment as thirty thousand dollars ($30,000.00) due on or before 30 days from the EFFECTIVE DATE and the second installment as seventy thousand dollars ($70,000.00) due on or before December 31, 2005; and
A royalty at the rate of five percent (5.0%) of the NET SALES of each PRODUCT sold or OTHERWISE DISPOSED OF on or subsequent to the EFFECTIVE DATE.

        4.2 It is expressly understood that more than one (1) LICENSED PATENT may issue in a country. However, in no event shall the total royalty for any PRODUCT made, used, or sold after the EFFECTIVE DATE exceed the amounts stated in Section 4.1(b) hereinabove, regardless of where such PRODUCT is made, used, or sold.

        4.3 CHEMBIO’s obligation to pay royalties under Section 4.1 on PRODUCT shall only extend to PRODUCT whose manufacture, sales or use at the time of its manufacture or sale is subject to an enforceable claim of a LICENSED PATENT. Thus, this obligation shall terminate with regard to activities undertaken by CHEMBIO in a given country after the expiration or lapse of the LICENSED PATENTS with claims covering this activity in that country. If all the claims of LICENSED PATENTS covering the activities of CHEMBIO in a given country shall be held unenforceable or invalid by a decision not subject to appeal by the competent authorities in that country, then CHEMBIO shall have no obligation with regard to such activities from the time such a decision becomes final.

      Upon request of CHEMBIO, ABBOTT shall promptly inform CHEMBIO when any claim of a LICENSED PATENT expires, lapses, becomes subject to a final decision of invalidity or unenforceability, or if any U.S. Patent or patent application covered by this Agreement becomes involved in an interference proceeding.

               4.4  No royalty shall accrue or become due more than once for a PRODUCT.

        4.5  For all sales and royalty-bearing transfers and uses occurring on or subsequent to the EFFECTIVE DATE, CHEMBIO shall provide written reports to ABBOTT within seventy-five (75) days after the end of each REPORTING PERIOD, stating in each report for each different type of PRODUCT sold, OTHERWISE DISPOSED OF or given away as free samples or replacements during such REPORTING PERIOD: (i) the number of PRODUCTS sold, (ii) the number of PRODUCTS OTHERWISE DISPOSED OF, (iii) the number of PRODUCTS given away as free samples or replacements, (iv) the name or names of the analytes for which the PRODUCT is testing, and (v) the total of the NET SALES of PRODUCT sold.

        4.6  (a)  Concurrently with the making of each report CHEMBIO shall pay to ABBOTT all royalties due, in the amount specified in Section 4.1(b), on the PRODUCTS included in the report.
        (b)  Any late payment shall bear interest at the rate of one-half percent (0.5%) per month.

        4.7  All payments shall be made hereunder in United States Dollars; provided, however, that if the proceeds of the sales upon which such royalty payments are based are received by CHEMBIO in a foreign currency or other form that is not convertible or exportable in United States Dollars, CHEMBIO shall pay such royalties in the currency of the country in which such sales were made by depositing such royalties in ABBOTT's name in a bank designated by ABBOTT in such country. Royalties in United States Dollars shall be computed by converting the royalty in the currency of the country in which the sales were made in accordance with the procedures ordinarily used by CHEMBIO in converting foreign currency sales in its normal business operations, which procedures shall be in accordance with generally accepted accounting principles.

        4.8  In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to ABBOTT under this agreement, CHEMBIO shall have the right to pay such taxes to the local tax authorities on behalf of ABBOTT and the payment to ABBOTT of the net amount due, after reduction by the amount of such taxes, shall fully satisfy CHEMBIO's royalty obligations under this Agreement, provided that appropriate documentation of such tax payment, including evidence of payment and receipt or any other appropriate documentation, is provided to ABBOTT.

        4.9  All payments made hereunder shall be made to ABBOTT at the address set forth in Paragraph 6.0 of this Agreement or at such changed address as ABBOTT shall specify by written notice.

        4.10  CHEMBIO shall keep records sufficient in accordance with generally accepted accounting principles to permit verification of the reports and payments made to ABBOTT hereunder regarding all PRODUCT sold or OTHERWISE DISPOSED OF. Records relating to the NET SALES of a PRODUCT sold in any REPORTING PERIOD after the EFFECTIVE DATE shall be available for inspection for two (2) years after the close of that REPORTING PERIOD. At ABBOTT's expense and request and upon reasonable notice, CHEMBIO shall permit such records to be examined by independent public accountants designated by ABBOTT and reasonably acceptable to CHEMBIO. Such accountants shall report only the amount by which royalties have been overpaid or underpaid and shall make such report simultaneously to CHEMBIO and ABBOTT. All information acquired in the course of such audits and inspections, except the amount of royalties due ABBOTT, shall be deemed confidential information of CHEMBIO and shall not be disclosed to ABBOTT, and the accountants shall execute a written undertaking with respect to such confidentiality prior to the commencement of any inspection. Such examination shall take place not more than once each year.

        4.11  In the event that an examination by ABBOTT of CHEMBIO's records reveals an underpayment to ABBOTT, CHEMBIO shall pay ABBOTT the deficiency, plus interest at a rate of one percent (1%) per month from the date the underpayment occurred, within sixty (60) days of receiving the report of said accountants. In the event that such underpayment amounts to ten percent (10%) or more of the total amount payable for the period examined, CHEMBIO shall also reimburse ABBOTT for the reasonable out-of-pocket expenses of said independent public accountants that are directly associated with such examination.

        5.0  Transferability of Rights and Obligations.

        5.1 This Agreement and the sublicense granted under it are personal in nature and may not be assigned or sold, wholly or in part, by CHEMBIO without the express written consent of ABBOTT.

        5.2  ABBOTT may freely assign this Agreement in whole or in part and any or all of the rights to LICENSED PATENTS.

        5.3  This Agreement and each and every one of the terms and conditions thereof, shall inure to the benefit of and be binding upon the permitted successors and assignees of both parties.

        6.0  Notice.

        6.1  Any notice, payment, report, or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be mailed by certified mail or delivery by hand or overnight courier to the party to whom such correspondence is required or permitted to be given hereunder. If mailed, any such notice shall be deemed to have been given when received by the party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving party or within five (5) business days, whichever is the earlier.

        6.2  Alternatively, any correspondence provided for this Agreement shall be deemed sufficiently given by the party sending the correspondence when sent by facsimile to the party to whom the correspondence is addressed. A confirmation copy of the correspondence will be sent by Certified or Registered Mail. The date of the facsimile transmission will constitute the date of receipt of the correspondence if an acknowledgment of the receipt of the proper number of pages is obtained from the receiving instrument.
All correspondence to ABBOTT shall be addressed as follows:

ABBOTT LABORATORIES
Director, Global Licensing
Dept. 9RK, Bldg. AP6C
Diagnostics Division
100 Abbott Park Road
Abbott Park, Illinois 60064-6094
Fax No.: 847-937-6951

with a copy to:
ABBOTT LABORATORIES
Vice President, Domestic Legal
Dept. 322, Bldg. AP6D
100 Abbott Park Road
Abbott Park, Illinois 60064-6049
Fax No.: 847-938-1206

All correspondence to CHEMBIO shall be addressed as follows:
Chembio Diagnostic Systems, Inc.
3661 Horseblock Road
Medford, NY 11763
Attention: President
Fax No.: (631) 924-6033

Either party may change the address to which correspondence to it is to be addressed by written notification as provided for herein.

    7.0  Termination.

    7.1  ABBOTT shall have the right to terminate this Agreement if CHEMBIO has materially defaulted in the performance of any of its royalty payment obligations herein contained, and such default has not been cured within thirty (30) days after written notice from ABBOTT affirming its intention to terminate. For clarification purposes, a breach of any representation or warranty contained in Article 9 by CHEMBIO shall be considered a material breach for the purposes of this section 7.1.

    7.2  In the event that CHEMBIO shall be adjudicated bankrupt, go into liquidation, receivership or trusteeship, make a composition with its creditors or enter into any similar proceeding of the same nature, then ABBOTT shall have the right without liability therefor to terminate this Agreement forthwith by notice in writing to CHEMBIO.

   7.3  CHEMBIO shall have the right to terminate its sublicense by giving ninety (90) days advance written notice. CHEMBIO shall be obligated for royalty payments under paragraph 4.1 for any PRODUCT sold or OTHERWISE DISPOSED OF during such ninety (90) day notice period.

    7.4  ABBOTT shall have the right to terminate this Agreement, on a country-by-country basis, if CHEMBIO, after the EFFECTIVE DATE, institutes a suit, nullity action, opposition to grant, or other legal action seeking to invalidate the claims of a LICENSED PATENT in that country, or actively participates (other than by legal compulsion) in any of the foregoing. CHEMBIO’s payment obligations under Section 4.1(a) shall survive any termination of this Agreement by CHEMBIO on or prior to December 31, 2005 and the cumulative total of any remaining installments shall become due within thirty (30) days of the effective date of such early termination.

    7.5  If there is a potential change of control of CHEMBIO to any third party except an entity that has been an AFFILIATE of CHEMBIO since the EFFECTIVE DATE, then CHEMBIO shall promptly notify ABBOTT of such potential change of control, including the identity of the third party. If such change of control occurs then ABBOTT shall have a right to terminate the Agreement, within thirty (30) days of receipt of such notice. For the purposes of this Agreement, “change of control” shall mean a transfer of more than fifty (50%) percent of CHEMBIO or its AFFILIATE as the case may be.

    8.0  Governing Law.

    8.1  This Agreement shall be governed by, interpreted in accordance with and enforced under the laws of the State of Illinois, U.S.A. (regardless of its or any other jurisdiction's choice of law principles), or, as necessary, the laws of the United States of America or the laws of the appropriate foreign country if the issue is the scope or validity of the patent rights granted by that country.

    9.0  Representations Warranties and Limitations.

    9.1  Nothing in this Agreement shall be construed as:

        (a)  A warranty or representation by ABBOTT as to the validity or enforceability of any LICENSED PATENTS; or
        (b)  A warranty or representation by ABBOTT that anything made, used, sold or OTHERWISE DISPOSED OF under the sublicense granted in this Agreement, is or will be free from infringement of patents or other rights of third parties; or
        (c)  A requirement that ABBOTT shall file any patent application or secure any patent; or
        (d)  An obligation of either party to bring or prosecute actions or suits against third parties for infringement of any patents; or
        (e)  Conferring a right to use in advertising, publicity, or the like any tradename, or trademark of CHEMBIO or ABBOTT; or
        (f)  Granting by implication, estoppel or otherwise any licenses or rights under any letters patents and applications for letters patents other than under the LICENSED PATENTS: or
        (g)  An obligation by ABBOTT to furnish know-how or any other technical information not disclosed in the LICENSED PATENTS.

    9.2  ABBOTT represents to CHEMBIO that ABBOTT is the exclusive licensee of the LICENSED PATENTS and has the right to grant the sublicense hereunder.

    9.3  Each party represents and warrants that it has full authority to enter into and become bound by the terms and conditions of this Agreement and that its execution of this Agreement will not violate, contravene or be in conflict with any law, rule, by-law, article of incorporation, order, regulation or other agreement.

    9.4  CHEMBIO represents and warrants that its cumulative historical sales during the five (5) year period prior to the EFFECTIVE DATE are less than or equal to ten million dollars (US $10,000,000.00).

    10.0  Disclaimer and Hold Harmless Provision.

    10.1  It is understood and agreed by and between the parties hereto that nothing contained in this Agreement shall constitute or be construed to constitute any undertaking, representation, suggestion, inducement, warranty, assurance or guarantee whatsoever by either party regarding the safety, quality, yield, production, cost, profit, saleability, licenseability, demand, utility, performance, availability of raw materials, or potential of accident or injury to person or property of PRODUCTS or any assay, product, material, service, process or apparatus related to PRODUCTS.

    10.2  CHEMBIO expressly indemnifies and holds ABBOTT, its AFFILIATES, successors, and assigns and its officers, directors and employees harmless from and against any and all claims, liabilities, damages, costs, expenses, and/or actions of any kind whatsoever which arise from or are connected with the manufacture, use, lease, sale, or other disposition of PRODUCTS by CHEMBIO or its AFFILIATES under the LICENSED PATENTS.

    10.3  Neither of the parties hereto shall be liable in damages or have the right to cancel for any delay or default in performing hereunder (other than delay or default in the payment of money) if such delay or default is caused by conditions beyond its control, including but not limited to Acts of God, governmental restrictions, terrorist actions, continuing domestic or international problems such as war or insurrections, strikes, earthquakes, fires, flood, work stoppages, embargoes and/or other casualty or cause; provided, however, that any party hereto shall have the right to terminate this Agreement upon thirty (30) days prior written notice if the other party is unable to fulfill its obligations under this Agreement due to any of the above-mentioned causes and such inability continues for a period of six (6) months.

    11.0  Captions.

    11.1  The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

    12.0  Severability.

    12.1  Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

    13.0  Waiver.

    13.1  No failure or delay on the part of a party in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right shall be deemed a waiver of any other right hereunder.

    14.0  Survival.

    14.1  The provisions of Paragraph 4 (Payments & Reporting), 8 (Governing Law), 9 (Representations Warranties and Limitations) and 10 (Disclaimer and Hold Harmless Provision) shall survive the termination or expiration of this Agreement and shall remain in full force and effect provided however that Paragraph 10.2 shall only survive for two (2) years after such termination or expiration of this Agreement. Specifically, termination or expiration shall not affect, inter alia;

        (a)  CHEMBIO's obligation to pay royalties and supply reports for PRODUCT sold or OTHERWISE DISPOSED OF up to such termination or expiration as specified in Article 4 of this Agreement;
        (b)  ABBOTT's right to receive or recover and CHEMBIO's obligation to pay royalties accrued or accruable for payment at the time of any termination;
        (c)  CHEMBIO's obligation to maintain records pertaining to the NET SALES of PRODUCT sold or OTHERWISE DISPOSED OF prior to such termination or expiration and ABBOTT's right to conduct a final examination of records in accordance with Paragraph 4.10 of this Agreement within two (2) years of such termination or expiration; and
        (d)  Licenses and releases running in favor of customers or transferees of either party in respect to PRODUCT sold or OTHERWISE DISPOSED OF prior to termination of this Agreement.

    14.2  The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.

    15.0  Unlicensed Competition.

    15.1  At the written request of CHEMBIO, ABBOTT shall consider the enforcement of any LICENSED PATENT against a third party identified by CHEMBIO as a potential infringing third party within the TERRITORY. ABBOTT shall take the steps that it deems reasonable in its sole commercial judgement to protect the LICENSED PATENTS. Nothing in this Agreement shall be construed as an obligation upon ABBOTT to enforce any LICENSED PATENT against any third party within the TERRITORY.

    16.0  Entire Agreement.

    16.1  This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both parties hereto.

    17.0  Dispute Resolution.

    17.1 The parties recognize that from time to time a dispute may arise relating to either party’s rights or obligations under this Agreement. The parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in this Article 17, the result of which shall be binding upon the parties.
To begin the ADR process, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

    17.2 To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR proceeding, add additional issues to be resolved within the same ADR proceeding.

    17.3  Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

        (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.
        (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.
        (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.
        (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 17.3(a) - 17.3(d) shall be repeated.

     17.4  No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

    17.5  At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:
        (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;
        (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;
        (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.
        (d) a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.
Except as expressly set forth in subparagraphs 17.5(a) - 17.5(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

    17.6 The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:
        (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.
        (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.
        (c) The party initiating the ADR proceeding shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR proceeding. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.
        (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.
        (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR proceeding also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

    17.7  Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

    17.8  The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

    17.9  The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:
        (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.
        (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR proceeding, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.
The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

    Except as provided in Article 18 or as required by law, the existence of the dispute, any settlement negotiations, the ADR proceeding, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

    The ADR proceedings shall be conducted in the English language.

    17.13  Notwithstanding any of the above, this article shall not apply to, and no ADR proceeding shall deal with, disputes relating to the issues of the validity and/or enforceability of any of the LICENSED PATENTS.

    18.0  Confidentiality

    18.1  This Agreement, its terms, and any information provided by a party hereto pursuant to this Agreement, shall be kept in strictest confidence by the parties hereto except that the parties hereto may disclose the terms of the Agreement as required by law, to prospective purchasers of the business relating to PRODUCTS; provided that any such persons to whom disclosure is permitted have agreed to keep such terms confidential. Except as provided above, no party hereto shall provide this Agreement or any of its terms to any person or entity not a party hereto. Notwithstanding any of the above, the parties hereto may disclose publicly that ABBOTT has granted and CHEMBIO has accepted a non-exclusive right and sublicense under the LICENSED PATENTS.

    18.2  Notwithstanding Paragraph 18.1, if either of the parties hereto is required (by deposition, questions, interrogatories, requests for information or documents as required by or in any legal proceedings, subpoenas, civil investigative demands, or any other similar compulsory Processes) to disclose any of the terms of this Agreement, each party so required shall provide the other party with prompt written notice of any such request or requirement so that such other party may seek a protective order or other appropriate remedy or waive compliance with the provisions of Paragraph 18.1 of this Agreement.

    18.3  Notwithstanding the foregoing, neither of the parties shall be prohibited from disclosing the terms of this Agreement in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K, if upon the advice of legal counsel, such disclosure is required by the rules and regulations of the Securities and Exchange Commission, including but not limited to Regulations S-K and S-X.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the EFFECTIVE DATE.

CHEMBIO DIAGNOSTIC SYSTEMS

By:
[Name]
[Title]

Date:

ABBOTT LABORATORIES

By:
Joseph M. Nemmers, Jr.
Corporate Vice President
Abbott Diagnostics Division

Date:

APPENDIX A

U.S. Patent No. 5,073,484 -- Issued December 17, 1991
U.S. Patent No. 5,654,162 -- Issued August 5, 1997
U.S. Patent No. 6,020,147 - Issued February 1, 2000

Foreign counterparts:
Country            Pat./Appln. No.        Issue/Filing Date
Australia            121983                     03/09/83
Belgium             88636           03/09/83
Germany            88636           03/09/83
France               88636                 03/09/83
United Kingdom           88636                      03/09/83
Israel             68082                          04/01/87
Italy                                   88636             03/09/83
Japan             1952845           07/28/95
Japan             2139664           12/25/98
Japan             2913281           04/16/99
Luxembourg                88636           03/09/83
South Africa                       831617           03/28/84